Exhibit 99.1

ABIOMED ANNOUNCES Q4 FY 2016 REVENUE OF $94.0 MILLION, UP 39% OVER PRIOR YEAR

-     Total Year Revenue of $329.5 Million, Up 43% Over Prior Year

DANVERS, Mass. — May 3, 2016 – Abiomed, Inc. (NASDAQ: ABMD), a leading provider of breakthrough heart support technologies, today reported fourth quarter fiscal 2016 revenue of $94.0 million, an increase of 39% compared to revenue of $67.6 million for the same period of fiscal 2015. For fiscal year 2016, total revenue was $329.5 million, up 43% compared to revenue of $230.3 million in fiscal year 2015. This revenue exceeds the third quarter upgraded fiscal year guidance of $326 million.

Fourth quarter fiscal 2016 GAAP net income was $11.0 million or $0.24 per diluted share. For the full fiscal year, GAAP net income was $38.1 million or $0.85 per diluted share.

Financial and operating highlights during the fourth quarter of fiscal 2016 include:

•	Fiscal fourth quarter worldwide Impella® heart pump revenue totaled $88.6 million, an increase of 40% compared to revenue of $63.4 million during the same period of the prior fiscal year. Full year worldwide Impella revenue totaled $310.1 million, up 46% compared to $212.7 million for fiscal 2015.

•	U.S. Impella heart pump revenue grew 42% to $81.8 million from $57.7 million in the prior fiscal year with U.S. patient usage of the Impella heart pumps up 45%. Full year U.S. Impella revenue totaled $287.2 million, up 50% compared to $191.5 million in the prior fiscal year.

•	The installed base for Impella 2.5™ heart pumps grew by an additional 19 hospitals, which made initial purchases of Impella heart pumps, bringing the installed customer base to 1,039 sites. As part of Abiomed’s continued Impella CP® heart pump launch, 38 new U.S. hospitals purchased Impella CP, bringing the total number to 826 sites.

•	The installed base for Impella RP heart pumps grew by an additional 9 hospitals, bringing the total number to 80 sites.

•	Gross margin for fiscal fourth quarter 2016 was 84.4% compared to 84.0% in the fourth quarter of fiscal 2015. For the full fiscal year, gross margin was 84.7% compared to 82.7% in the prior year.

•	Income from operations for the fourth quarter of fiscal 2016 was $19.8 million, or 21% operating margin, compared to $12.4 million, or 18.3% of revenue in the prior year period. For the full fiscal year, income from operations was $65.1 million, or 19.8% of revenue, compared to $28.7 million, or 12.4% of revenue in the prior year.

•	The Company generated $16.9 million in cash, cash equivalents and marketable securities, totaling $213.1 million as of March 31, 2016, compared to $196.2 million at December 31, 2015. The Company currently has no debt.

•

In the prior year, GAAP net income included an income tax benefit of $86.5 million largely due to the release of the valuation allowance on most of Abiomed’s deferred tax assets. The release of the valuation allowance was a one-time accounting adjustment in the prior year. As such, fourth quarter fiscal 2015 GAAP net income was $98.9 million ($86.5 million driven by one-time adjustment) or $2.24 per diluted share and full fiscal year GAAP net income was $113.7 million or $2.65 per diluted share. As a comparison basis, GAAP income before taxes for the fourth quarter of fiscal 2016 was $20.2 million, as compared to $12.4 million, or a 63% increase over prior year.

•	On April 7, 2016, Abiomed announced that the Impella 2.5, Impella CP and Impella 5.0™ heart pumps received Food & Drug Administration (FDA) pre-market approval (PMA) for cardiogenic shock. In the setting of cardiogenic shock, the Impella therapy stabilizes a patient’s hemodynamics, unloads the left ventricle, perfuses the end organs and per the indication, allows for heart recovery.

“Our performance validates Impella as the new standard of care and Abiomed as one of the fastest growing, GAAP profitable, medical technology companies. We have a long run-way for growth as today we estimate that we have penetrated only 5% of the total high risk patient population,” said Michael R. Minogue, Chairman, President and Chief Executive Officer, Abiomed. “I am proud of our dedicated employees and grateful to our customers that have enabled our company to create a new era of medicine focused on the Field of Heart Recovery. Fiscal 2017 is positioned to be a fantastic year as we continue to execute our plan with our exclusive regulatory approvals.”

FISCAL YEAR 2017 OUTLOOK

The Company is giving its fiscal year 2017 guidance for total revenues to be in the range of $430 million to $445 million, an increase of 30% - 35% over the prior year. The Company is also giving its fiscal year 2017 guidance for GAAP operating margin to be in the range of 18% to 20%.

EARNINGS CONFERENCE CALL DETAILS

The Company will host a conference call to discuss the results at 8 a.m. ET on Tuesday, May 3, 2016. The conference call releasing full quarterly results will be hosted by Michael R. Minogue, Chairman, President and Chief Executive Officer and Michael Tomsicek, Vice President and Chief Financial Officer.

To listen to the call live, please tune into the webcast via http://investor.abiomed.com or dial (855) 212-2361; the international number is (678) 809-1538. A replay of this conference call will be available beginning at 11 a.m. EST May 3, 2016 through 11:59 p.m. EST on May 5, 2016. The replay phone number is (855) 859-2056; the international number is (404) 537-3406. The replay access code is 75816370.

The ABIOMED logo, ABIOMED, Impella, Impella CP, Impella RP, and Symphony are registered trademarks of Abiomed, Inc. in the U.S.A. and certain foreign countries. Impella 2.5, Impella 5.0, Impella LD, Impella BTR, Impella cVAD, Impella ECP, Recovering hearts. Saving lives., and Protected PCI are trademarks of Abiomed, Inc.

ABOUT ABIOMED

Based in Danvers, Massachusetts, Abiomed, Inc. is a leading provider of medical devices that provide circulatory support. Our products are designed to enable the heart to rest by improving blood flow and/or performing the pumping of the heart. For additional information, please visit: www.abiomed.com.

FORWARD-LOOKING STATEMENTS

This release includes forward-looking statements. These forward-looking statements generally can be identified by the use of words such as “anticipate,” “expect,” “plan,” “could,” “may,” “will,” “believe,” “estimate,” “forecast,” “goal,” “project,” and other words of similar meaning. These forward-looking statements address various matters. Each forward-looking statement contained in this press release is subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statement. Applicable risks and uncertainties include, among others, uncertainties associated with development, testing and related regulatory approvals, including the potential for future losses, complex manufacturing, high quality requirements, dependence on limited sources of supply, competition, technological change, government regulation, litigation matters, future capital needs and uncertainty of additional financing, and the risks identified under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended March 31, 2015 and the Company’s

Quarterly Report on Form 10-Q for the quarters ended June 30, 2015, September 30, 2015 and December 31, 2015, each filed with the Securities and Exchange Commission, as well as other information the Company files with the SEC. We caution investors not to place considerable reliance on the forward-looking statements contained in this press release. You are encouraged to read our filings with the SEC, available at www.sec.gov, for a discussion of these and other risks and uncertainties. The forward-looking statements in this press release speak only as of the date of this release and the Company undertakes no obligation to update or revise any of these statements. Our business is subject to substantial risks and uncertainties, including those referenced above. Investors, potential investors, and others should give careful consideration to these risks and uncertainties.

For further information please contact:

Ingrid Goldberg,

Director, Investor Relations

978-646-1590

ir@abiomed.com

Aimee Genzler

Director, Corporate Communications

978-646-1553

agenzler@abiomed.com

Abiomed, Inc. and Subsidiaries

Consolidated Balance Sheets

(Unaudited)

(in thousands, except share data)

	March 31, 2016	March 31, 2015
ASSETS
Current assets:
Cash and cash equivalents	$48,231	$22,401
Short-term marketable securities	163,822	109,557
Accounts receivable, net	42,821	31,828
Inventories	26,740	16,774
Prepaid expenses and other current assets	6,778	4,479

Total current assets	288,392	185,039
Long-term marketable securities	1,000	13,996
Property and equipment, net	23,184	9,127
Goodwill	33,003	31,534
In-process research and development	15,396	14,711
Long-term deferred tax assets, net	58,534	80,306
Other assets	4,422	3,654

Total assets	$423,931	$338,367

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$9,381	$10,389
Accrued expenses	28,382	21,894
Deferred revenue	8,778	7,036

Total current liabilities	46,541	39,319
Other long-term liabilities	220	183
Contingent consideration	7,563	6,510
Long-term deferred tax liabilities	832	795

Total liabilities	55,156	46,807

Commitments and contingencies
Stockholders’ equity:
Class B Preferred Stock, $.01 par value	—	—
Authorized - 1,000,000 shares; Issued and outstanding - none
Common stock, $.01 par value	426	413
Authorized - 100,000,000 shares; Issued - 43,973,119 shares at March 31, 2016 and 42,618,717 shares at March 31, 2015;
Outstanding - 42,596,228 shares at March 31, 2016 and 41,335,773 shares at March 31, 2015
Additional paid in capital	508,624	465,046
Accumulated deficit	(99,075)	(137,222)
Treasury stock at cost - 1,376,891 shares at March 31, 2016 and 1,282,944 shares at March 31, 2015	(26,660)	(19,347)
Accumulated other comprehensive loss	(14,540)	(17,330)

Total stockholders’ equity	368,775	291,560

Total liabilities and stockholders’ equity	$423,931	$338,367

Abiomed, Inc. and Subsidiaries

Consolidated Statements of Operations

(Unaudited)

(in thousands, except per share data)

	Three Months Ended March 31,		Fiscal Years Ended March 31,
	2016	2015	2016	2015
Revenue:
Product revenue	$93,951	$67,550	$329,520	$229,950
Funded research and development	6	7	23	361

	93,957	67,557	329,543	230,311

Costs and expenses:
Cost of product revenue	14,663	10,806	50,419	39,945
Research and development	14,225	9,853	49,759	35,973
Selling, general and administrative	45,256	34,535	164,261	125,727

	74,144	55,194	264,439	201,645

Income from operations	19,813	12,363	65,104	28,666

Other income:
Investment income, net	186	68	395	196
Other income (expense), net	228	(59)	339	(97)

	414	9	734	99

Income before income taxes	20,227	12,372	65,838	28,765
Income tax provision (benefit)	9,229	(86,502)	27,691	(84,923)

Net income	$10,998	$98,874	$38,147	$113,688

Basic net income per share	$0.26	$2.40	$0.90	$2.80
Basic weighted average shares outstanding	42,463	41,168	42,204	40,632

Diluted net income per share	$0.24	$2.24	$0.85	$2.65
Diluted weighted average shares outstanding	45,112	44,049	44,895	42,858